November 8, 2019
Harvey Werblowsky
HWerblowsky@emergentcapital.com

Dear Mr. Werblowsky:
Imperial Finance and Trading, LLC (the “Company”) is pleased to offer you a retention payment as described in this letter agreement (the “Retention Agreement”) in consideration of your continued support of the Company and its restructuring into an Irish entity (the “Transaction”). By signing this Retention Agreement, you agree to be bound by the terms and conditions set forth herein.
1.Employment. You will remain employed by the Company under the terms of your Employment Agreement dated March 13, 2018 (the “Employment Agreement”), subject to all of the terms and conditions of the Employment Agreement, which shall remain in full force and effect except as expressly modified herein.
2.Retention Payment. Provided you accept and agree to the terms of this Retention Agreement, you will receive the following enhanced compensation in consideration of your assistance in completing the Transaction:
(a)    Upon signing this Retention Agreement, you will receive a payment in the amount of $500,000 (the “Retention Payment”), less applicable statutory deductions and authorized withholdings, two-thirds of such payment to be paid upon your execution of this Retention Agreement, and the remaining one-third to be paid within three (3) business days of the closing of the Transaction. The amount of such payments will be reported on an IRS Form W-2. For the avoidance of doubt, in order to receive the remaining one-third of the Retention Payment, (i) the Transaction must be consummated and (ii) the Jade Mountain / White Eagle transaction consummated in August 2019 remains in full force and effect and White Eagle Asset Portfolio, L.P. (“White Eagle”) and the Amended and Restated Limited Partnership Agreement of White Eagle, as may be amended from time to time, remains operative and in good standing. In addition, upon the termination of your employment with the Company in connection with the Transaction, you will receive 12 months of (x) COBRA health insurance coverage reimbursed by the Company and (y) other benefits to which you would be entitled upon an involuntary termination without Cause under the Employment Agreement (collectively, the “Benefits”).

(b)    You will not be eligible to receive any portion of the Retention Payment or Benefits if you are terminated for Cause (as that term is defined in Section 4(c) of your Employment Agreement) or resign without Good Reason (as that phrase is defined in Section 4(e) of your Employment Agreement).
(c)    The Retention Payment and the Benefits are an enhanced benefit in consideration of your assistance to the Company in the preparation for any applicable Transaction and are therefore in lieu of any severance payable to you under the Employment Agreement, including without limitation any severance in the form of continued payments of salary through the conclusion of the Severance Period (as that phrase is defined in the Employment Agreement) payable to you under Section 4(e) of the Employment Agreement (“Severance”). By signing below, you hereby expressly release, waive and remise any right to Severance you may have under your Employment Agreement. For the avoidance of doubt, except as expressly modified by this Section 2, each and every provision of the Employment Agreement shall remain in full force and effect.
(d)    In the event that the Company files for bankruptcy prior to the payment of any portion of the Retention Payment or Benefits to you, the Company will file with the bankruptcy court a motion to approve a Key Employee Retention Plan to preserve your right under this Retention Agreement to the full Retention Payment and Benefits; provided, however, that in order to be eligible for any payment under any Key Employee Retention Plan, you must comply with all of the provisions of this Retention Agreement.
3.Assistance. To be eligible to receive the Retention Payment and Benefits, you agree to devote sufficient effort and attention to your role and the Company’s business as it prepares for the Transaction. Specifically, you agree that you will (a) fully cooperate with the Company in winding up your work for the Company; (b) fully cooperate with the Company in transitioning your work to any person designated by the Company to assume your duties and work, if any; and (c) promptly respond to reasonable requests for assistance by the Company to facilitate the transition and any additional matters that may arise prior to and following the Transaction.
4.Confidentiality. By signing below, you acknowledge that you have received and will continue to receive confidential business information relating to the Company, both in connection with the Transaction and otherwise, in the ordinary course of business and as it prepares for the sale of its business, including without limitation: financial data and information; data, information, plans and materials relating to the actual, potential or proposed sale or transfer of the Company’s assets, operations or other business; transactions and potential transactions; information relating to actual or potential purchasers of the business; negotiations; business processes, practices, methods, policies, plans, documents, research, operations, services, strategies, techniques and systems; agreements, contracts, and terms of agreements; material and sources of material; information relating to business partners of the Company; and information relating to the Company’s finances, assets, costs, revenue, losses and other financial information (“Confidential Information”). You agree never to use or disclose Confidential Information to any third party at any time, both before and after the Transaction, and that unauthorized disclosure of Confidential Information shall constitute a material breach of this Retention Agreement; provided, however, that you will not be deemed to have breached this Section 4 if (i) any Confidential Information becomes publicly known through no fault or action of your own or (ii) you are compelled to disclose Confidential Information under subpoena or through other compulsory legal process. You further agree that, if you are ever asked to disclose any Confidential Information pursuant to legal process or otherwise, you will immediately contact the Chief Executive Officer of the Company to seek the Company’s express written consent to such disclosure prior to such disclosure. This Section 4 does not supersede or relieve you of any confidentiality obligation you may have under Employment Agreement.
5.General.
(a)    Modification. This Retention Agreement may not be modified except by a mutually-executed agreement in writing between you and an authorized representative of the Company.
(b)    Governing Law and Venue. This Retention Agreement is governed by the laws of the state of New York, irrespective of the principles of conflicts of law. You and the Company hereby agree that any action to enforce or interpret this Retention Agreement may be brought in any court of competent jurisdiction, and you hereby irrevocably consent to the jurisdiction of such court.
(c)    Complete Agreement. This Retention Agreement represents the complete understanding between you and the Company concerning the subject matter herein, and no other promises or agreements concerning the subject matter of this Retention Agreement shall be binding unless reduced to writing and signed by you and the Company; provided, however, that except as expressly modified herein, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.
(d)    Successors and Assigns. This Retention Agreement is binding upon, and shall inure to the benefit of, the Company and its successors and assigns. The Company may assign this Retention Agreement and any of its rights and obligations hereunder at any time without your consent.

On behalf of the Company, I thank you for your continued service.
Sincerely,

/s/ Patrick J. Curry
Patrick J. Curry, Chief Executive Officer
Imperial Finance and Trading, LLC

By signing below, I accept and agree to the terms of this Retention Agreement.

/s/ Harvey Werblowsky         Nov. 12, 2019
HARVEY WERBLOWSKY        DATE